February 9, 2000



PERSONAL AND CONFIDENTIAL

[Name and Address]

Dear ______________:

     This letter agreement replaces in its entirety the letter agreement dated December 3, 1997 (along with the Addendum thereto) between _______________ (the "Executive") and Flagstar Corporation, a predecessor corporation to Advantica Restaurant Group, Inc. (the "Company"), and is entered into as an inducement to the Executive to continue in the employ of the Company.

         1. Leadership Bonus. In addition to the other salary or bonus payments and benefits to which the Executive is otherwise entitled in ____ capacity as __________________, the Executive shall receive the payments set forth on Schedule A (the "Leadership Bonus") provided the Executive continues to be employed by the Company (or a subsidiary thereof) as of the accrual date indicated on Schedule A. Each such payment shall be due and payable to the Executive on or before fifteen (15) days following the corresponding accrual date. Any unaccrued portion of such Leadership Bonus shall be forfeited upon termination of the Executive's employment for Cause, as defined herein, or upon the voluntary termination of employment by the Executive. If the Executive's employment is terminated by the Company for any reason other than for Cause, the Executive shall be entitled to receive any unaccrued portion of such Leadership Bonus at the "minimum" level for each such unaccrued portion as set forth on Schedule A at the time of payment of the Severance Payment set forth in Section 2 hereof. For purposes of this letter agreement, "Cause" shall mean (a) the Executive's habitual neglect of his material duties, (b) an act or acts by the Executive, or any omission by him, constituting a felony, for which the Executive has entered a guilty plea or confession to, or of which the Executive has been convicted, (c) the Executive's failure to follow any lawful directive of the Board or Chief Executive Officer ("CEO") consistent with the Executive's position and duties, (d) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (e) breach of a material provision of this letter agreement by the Executive; provided that the Company shall give the Executive (x) written notice specifying the nature of the alleged Cause, and, with respect to Clauses (a),
(c) and (e), (y) a reasonable


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opportunity  to appear before the Board or CEO to discuss the matter,  and (z) a reasonable  opportunity  to cure any such alleged Cause.

         2. Severance Payment. In the event (A) the Company terminates the Executive for any reason other than Cause, as defined in Section 1 above; or (B) if the Executive elects to terminate his/her employment with the Company because
(i) the Company has taken an action which reduces the Executive's base salary or which causes the Executive to no longer have the responsibilities referenced in
Section 1 of this letter agreement; or (ii) the Executive is required by the Company to relocate a distance of more than 100 miles from the current company headquarters in Spartanburg, SC, the Executive shall receive a single, lump sum severance payment, within five (5) days of termination, in an amount equal to the sum of (a) 200% of the Executive's then current base pay (in no event less than $300,000); (b) 200% of the Executive's target bonus for the year in which the termination occurs (provided that the amount of such target bonus shall not be less than 65% of the Executive's then current base salary); (c) a lump sum amount equal to the value of 200% of the annual car allowance to which the Executive is entitled in the year in which termination occurs (provided that the amount of such annual car allowance shall not be less than $13,200); (d) an amount (grossed up at a total of 45% for federal, state and local income taxes) equal to (i) the Company's then actual benefit credits for an eighteen (18) month period and (ii) all vested retirement benefits under the non-qualified pension plan ( the "Select Advantica Management Supplemental Plan"); and (e) an amount equal to any accrued but unused vacation days (collectively the "Severance Payment"). Such Severance Payment shall be made to Executive within five (5) business days following any such termination. The Executive will also be entitled to receive career placement advice and counseling at the Company's expense for a period of eighteen (18) months. Further, should such an event of termination of the Executive's employment occur, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this letter agreement.

         3. Stock Options. The Executive shall immediately become one hundred percent (100%) vested in, and eligible to exercise, all stock options that have been granted to him/her by the Company in the event of (a) actual or constructive termination of the Executive without Cause as described in Sections 1 and 2 above; (b) a dissolution or liquidation of the Company; (c) a sale of all or substantially all of the Company's assets; (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash; or (f) a tender offer for at least a majority of the outstanding common stock of the Company. Further, the Executive shall have the right to exercise any or all such vested options for the lesser of thirty-six (36) months or the remaining term of such option grant.

        4. Subsidiary Guaranties. The Company's payment obligations herein in respect of the Retention Bonus, the change of Control Benefit and the Severance Payment shall be unconditionally guaranteed by the Company's subsidiaries, Denny's Inc. and DFO, Inc., such subsidiaries being among the principal operating subsidiaries receiving the benefits of the Executive's continuing employment with the Company. Such subsidiary guaranties shall be "guaranties of payment" and not "guaranties of collection."

         Nothing herein shall be deemed to modify in any respect the right of the Company to terminate the services of the Executive in accordance with the terms of the Company policies now or hereafter in effect.

         If you are in agreement with these terms, please sign one copy of this letter and return it to Stephen Wood.

                                   Sincerely,

                                   James B. Adamson
                                   Chairman, Chief Executive Officer
                                   And President

cc:      Rhonda J. Parish
         Stephen W. Wood

Agreed and accepted:

_____________________________      _______________________, 2000

         By authority duly obtained as of the date first above written, the undersigned, Denny's Inc. and DFO, Inc., indirect subsidiaries of the Company, hereby jointly and severally guarantee the payment by the Company to the Executive of the Retention Bonus, the change of Control Benefit, and the Severance Payment as provided above. In providing such guaranty, each such guarantor acknowledges that it is receiving and will receive substantial and meaningful benefits and services from the Executive's continued employment with the Company. Each such guaranty shall be a guaranty of payment and not of collection.

Denny's, Inc.                                                 DFO, Inc.


By: ______________________________          By: ________________________________

                                   Schedule A

Recognizing the vital role you will play in the success of this enormous strategic undertaking, we have implemented a new two-year Officer Leadership Incentive Program that provides for generous cash awards with significant upside potential.

Under this new program you will receive the following cash awards if you are actively employed (or on an approved leave of absence) on the award dates set forth below.

                  Award Date                         Minimum Award Amount
                  ----------                         --------------------
                  July 31, 2000                           $  40,000
                  January 31, 2001                        $  50,000
                  July 31, 2001                           $  60,000
                  January 31, 2002                        $ 100,000
                                                          ---------
                           Total                          $ 250,000

This is the minimum amount to be paid; there is also a large upside potential. You will receive the greater of the dollar amounts listed above, or the cash value of the number of shares of the company's common stock shown below.

                  Award Date                Number of Shares of Company Stock
                  ----------                ---------------------------------
                  July 31, 2000                         20,000
                  January 31, 2001                      25,000
                  July 31, 2001                         30,000
                  January 31, 2002                      50,000

Example:          On July 31, 2000, the company's  common stock closes at $1.75.
                  You will receive the greater of $40,000 or the value of 20,000 shares of common stock (20,000 x $1.75 = $35,000). This means you will receive the minimum cash award of $40,000.

                  On January 31, 2001, the stock closes at $3.00. You will receive the greater of $50,000 or the value of 25,000 shares of common stock (25,000 x $3.00 = $75,000). Since the value of the stock is greater than the minimum award amount, you will receive $75,000, the value of the stock, in cash.

                  The same calculation will occur on the final two award dates. Each time we will determine the value of the stock amounts listed above, and you will receive the greater of the minimum award or the stock's then value. In either event the award will be paid in cash. You will be responsible for any taxes due on these awards, the awards are not eligible for deferral into the 401(k) and ASSP, nor do they count under the pension plan.